Exhibit 10.1

Execution Copy

RESTATED EMPLOYMENT AGREEMENT, dated as of January 1, 2005 (the “Effective Date”), between News America Incorporated (successor to News America Publishing Incorporated and formerly known as News America Holdings Incorporated), a Delaware corporation (“NAI”), and Arthur M. Siskind (the “Executive”).

WHEREAS, the Executive, prior to the Effective Date, has served in an executive capacity for News Corporation, a Delaware corporation (together with its predecessor company, “News Corporation”) and its affiliates pursuant to the terms of an employment agreement dated as of February 1, 1991, as amended January 1, 1996, November 15, 1999 and May 21, 2004 (the “Prior Agreements”); and

WHEREAS, the Company and the Executive desire to enter into this Restated Employment Agreement (the “Agreement”) for the purpose of setting forth in one agreement the current applicable terms and conditions of the Prior Agreements.

NOW, THEREFORE, in consideration of the promises and mutual agreements hereinafter contained, the parties hereto agree as follows:

1. Duties. NAI agrees to employ the Executive and the Executive agrees to accept employment with NAI for the Term of Employment hereinafter defined. During the Term of Employment, the Executive, subject to the provisions of this Agreement, shall: (a) have the title and the duties of Senior Advisor to the Chairman of News Corporation; (b) be elected to and serve as a member of the Board of Directors of News Corporation; (c) in such capacity, report directly to and perform such services and give such advice as requested by the Chairman of News Corporation, including being available to consult with the successor General Counsel of News Corporation.

In addition, the Executive shall serve as a director and/or officer of such of the subsidiaries and affiliates of News Corporation and on such committees of the Board of Directors of News Corporation as the Chairman of News Corporation and the Executive shall deem appropriate. During the Term of Employment the Executive shall perform his employment services 110 days each calendar year.

2. Term. “Term of Employment” as used herein shall mean the period from January 1, 2005 through December 31, 2008; provided, however, if the Term of Employment is terminated earlier, as hereinafter set forth, the Term of Employment shall mean the period from January 1, 2005 through the effective date of such earlier termination. The Term of Employment shall be terminated earlier only by NAI upon the death of the Executive, the disability of the Executive or upon the discharge of the Executive for cause, all as provided for in Section 8 hereof.

3. Location. The Executive shall be based and essentially render services in the New York City metropolitan area at the principal office maintained by NAI in such area. The Executive will travel as reasonably required to perform his functions hereunder.

4. Compensation. As compensation for his services, the Executive shall receive a base salary at an annual rate of not less than $1,000,000 (the “Base Salary”) to be paid in the same manner as other senior executives of NAI are paid. The Base Salary shall be reviewed annually in the same manner as the salaries of other senior executives of News Corporation are reviewed. Increases in the Base Salary shall be discretionary. The right of the Executive to participate in any bonus or incentive plans, in which other senior executives of News Corporation participate shall be discretionary.

5. Other Benefits. The Executive shall be entitled to the following benefits (collectively, the “Benefits”):

(a) The Executive shall be entitled to participate in all of the following incentive or benefit plan or arrangements presently in effect or hereafter adopted by the Company applicable to senior executives of News Corporation or NAI:

(i) any stock option or purchase plan, stock appreciation rights plan or any bonus or other incentive compensation plan; and

(ii) any profit-sharing, pension, group medical, dental, disability and life insurance or other similar benefit plans.

(b) In order to facilitate the Executive’s performance of his duties, NAI shall provide him with or reimburse him for, the use of an automobile of a type and style to be selected by the Executive, whether purchased or leased, and shall pay for the insurance, maintenance, fuel and telephone for such car.

(c) (i) In order to provide a supplemental pension benefit to the Executive, NAI shall provide to the Executive deferred compensation in the manner hereinafter set forth. On the first business day of each month during the Term of Employment, NAI shall credit to a bookkeeping reserve account on the books of NAI (the “Reserve Account”) a monthly sum calculated at the rate of $75,000 per annum, increased, commencing on July 1, 2004, by the percentage increase during the Term of Employment in the Consumer Price Index for all Consumers, as published by the United States Department of Labor, Bureau of Labor Statistics. The CPI Percentage Increase in the Consumer Price Index shall be determined for each fiscal year of News Corporation during the Term of Employment commencing with the 2005 fiscal year by comparing the Consumer Price Index as of the first date of each such fiscal year with the Consumer Price Index as of July 1, 1991. The amounts credited to the Reserve Account, including the credits made pursuant to subdivision (ii) below, shall not be held in Trust for the Executive. The Executive shall have no rights with respect to the credit balance in the Reserve Account, except the contractual right to receive payments when due as Section 10 below. The Executive’s right to receive deferred compensation hereunder shall not be greater than the rights generally of unsecured creditors of NAI. The Executive shall not have any rights to assign the deferred compensation payments provided for herein.

(ii) On the first business day of each month during the Term of employment NAI shall further credit to the Reserve Account an amount equal to the product obtained by multiplying the credit balance in the Reserve Account by the prime interest rate quoted by Citibank, N.A. on the last business day of the preceding month.

(d) In the event News Corporation or NAI shall hereafter enter into agreements with their senior executives for the purpose of providing such executives with severance benefits in the event of a change of control of News Corporation or NAI, then News Corporation or NAI, as the case may be, shall enter into an agreement with the Executive which affords comparable benefits to him.

(e) During the Term of the Agreement, Executive will be provided with a suitable office and continued secretarial and support services.

6. Business Expenses. During the Term of Employment, NAI shall pay, or reimburse the Executive for, all expenses reasonably incurred by him in connection with his performance of his duties hereunder.

7. Confidentiality; Restriction on Competition.

(a) Any and all confidential knowledge or information of News Corporation and NAI and their affairs obtained by the Executive in the course of his employment will be held inviolate by him and he will conceal the same from any and all other persons, including, but not limited to, competitors of News Corporation and NAI and will not impart any such knowledge acquired by him as an officer or employee of News Corporation and NAI to anyone.

(b) Upon termination of his employment, the Executive will immediately surrender and turn over to News Corporation and NAI all books, forms, records, customer lists and all other papers and writings relating to News Corporation and NAI and all other property belonging to News Corporation and NAI.

(c) During the Term of Employment, the Executive will not, in any manner directly or indirectly, engage in any business which competes with the business in which News Corporation or NAI is then engaged and will not directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by, or connected in any manner with any corporation, firm or business that is so engaged; provided, however, that (i) nothing herein contained shall prohibit the Executive from owning not more that five (5%) percent of the outstanding stock of any publicly held corporation and (ii) Executive will be permitted to engage in activities that do not conflict with his duties under the Agreement, including: (A) acting as an executor or trustee; (B) teaching; (C) engaging in charitable work; and (D) engaging in personal investment activities.

8. Termination by NAI. The Executive’s employment hereunder may be terminated by NAI without any breach of this agreement only under the following circumstances:

(a) The Executive’s employment hereunder shall terminate upon his death.

(b) If, as a result of the Executive’s incapacity and disability due to physical or mental illness, the Executive shall have been absent from his duties hereunder for a period of 365 consecutive days during the Term of Employment, NAI may terminate the Executive’s employment hereunder.

(c) NAI may terminate the Executive’s employment hereunder for cause. For purposes of this Agreement, NAI shall have “cause” to terminate the Executive’s employment hereunder only in the event of a material breach of this Agreement by the Executive, which breach is not cured within twenty days after written notice to the Executive specifying such breach, or in the event of the Executive’s excessive absenteeism, insobriety, drug addiction, fraud, embezzlement or conviction of a felony (other than a vehicular felony).

(d) Any termination of the Executive’s employment by NAI (other than termination pursuant to subsection (a) above) shall be communicated by a written Notice of Termination to the Executive. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in full detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(e) “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, or (ii) if the Executive’s employment is terminated pursuant to subsections (b) or (c) above, the date specified in the Notice of Termination.

9. Termination by Executive.

(a) The Executive, at his option, may terminate his employment without any breach of this Agreement under the following circumstances:

(i) In the event of a breach of this Agreement by NAI or the breach of the guarantees of this Agreement by News Corporation, which breach if curable, is not cured within twenty days after written notice specifying such breach;

(ii) If the Executive is required to be based and essentially render services in other than the New York City metropolitan area at the principal office of NAI in such area; or

(iii) If Rupert Murdoch shall no longer be serving as the Chief Executive Officer of News Corporation.

(b) Any termination of his employment by the Executive shall be communicated by a written Notice of Termination to NAI.

10. Compensation Upon Termination. Upon termination of employment under this Agreement: (i) Executive’s pension and the benefit arrangements which are to be provided after termination of employment will continue, including, without limitation, those arrangements provided for in two letter agreements from News Corporation to the Executive, each dated March 1, 2000; and (ii) the amount in the deferred compensation Reserve Account will be paid to Executive, his wife (if alive) or to his estate (as applicable) in 120 equal monthly payments which will include 6% interest from the date of commencement of such payments. In addition, and subject to the foregoing provisions:

(a) If the employment of the Executive is terminated pursuant to Section 8(a) hereof, by reason of his death, NAI agrees to pay directly to his surviving spouse, or if his spouse shall not survive him, then to the legal representative of his estate, (i) for a period of twelve months (commencing with the Date of Termination) an amount equal to and payable at the same rate as his then current Base Salary, the Benefits or payments on account of Benefits provided for in Section 5 hereof and the amount that would otherwise have been credited to the Reserve Account for such period pursuant to Section 5(c) hereof, (ii) any payment the Executive’s spouse, beneficiaries, or estate may be entitled to receive pursuant to any pension or employee benefit plan or life insurance policy then maintained by the Company, and (iii) any payment required to be made pursuant to subsection (e) below. Such payments shall fully discharge the obligations of News Corporation and NAI hereunder and News Corporation and NAI shall be under no obligation to provide any further compensation to the Executive, his surviving spouse or the legal representative of his estate.

(b) During any period that the Executive fails to perform his duties hereunder as a result of incapacity and disability due to physical or mental illness, NAI shall continue to pay to the Executive his full Base Salary, the Benefits or payments on account of the Benefits and the amount that would otherwise have been credited to the Reserve Account for such period pursuant to Section 5(c) hereof, until the Executive returns to his duties or until the Executive’s employment is terminated pursuant to Section 8(b) hereof. Such payments, together with any payments to which the Executive is entitled by reason of his participation in any disability benefit plan and the payments required to be made pursuant to subsection (e) below, shall fully discharge the obligations of News Corporation and NAI hereunder and News Corporation and NAI shall be under no obligation to provide any further compensation to the Executive.

(c) If the Executive’s employment shall be terminated for cause pursuant to Section 8(c) hereof, NAI shall pay the Executive his full Base Salary, provide the Benefits or payments on account of the Benefits through the Date of Termination and pay the amount that would otherwise have been credited to the Reserve Account through the date of Termination pursuant to Section 5(c) hereof. Such payments, together with the payments required to be made pursuant to subsection (e) below, shall fully discharge the obligations of News Corporation and NAI hereunder and News Corporation and NAI shall be under no obligation to provide any further compensation to the Executive.

(d) If NAI shall terminate the Executive’s employment other than pursuant to Sections 8(a), 8(b) or 8(c) hereof or if the Executive shall terminate his employment hereunder pursuant to Section 9 hereof, then NAI shall pay the Executive his full Base Salary plus an amount that would have otherwise been paid, provide the Benefits through the Term of Employment (i.e., December 31, 2008) at the rate and subject to the Aggregate cap in effect at the Date of Termination of the Executive’s employment and pay the amount that would otherwise have been credited to the Reserve Account through the Term of Employment pursuant to Section 5(c) hereof. The Executive shall receive the payments in the same manner as though the Executive continued to be employed hereunder. In addition, NAI shall make the payments required to be made pursuant to subsection (e) below. The Executive shall not be required to seek or accept other employment during the Term of Employment and any amounts earned by the Executive from any other Employment during the Term of Employment shall not reduce or otherwise affect the payments due to the Executive pursuant to this Section 10(d).

(e) To the extent that any payments by NAI pursuant to Sections 5(a)(ii) and (c) shall not be fully vested in the Executive at the Date of Termination (the “Non-Vested Contributions”), then NAI shall pay to the Executive or, if not alive, to his surviving spouse, or if his spouse shall not survive him, then to the legal representative of the Executive’s estate, within sixty days after the Date of Termination an amount equal to the Non-Vested Contributions to the extent such amounts were included in making the calculations in Sections 5(a) (ii) and (c) hereof.

11. Condition of and Survival of Agreement. In the event that News Corporation or NAI shall at any time be merged or consolidated with any other corporation or corporations or shall sell or otherwise transfer a substantial portion of its assets to another corporation or entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the corporation or entity surviving or resulting from such merger or consolidation or to which such assets shall be sold or transferred.

12. Indemnity and Insurances. NAI shall indemnify the Executive and hold him harmless from any cost, expense or liability arising out of or relating to any acts or decisions made by him in the course of performing under this Agreement. The Executive shall be added as an additional named insured under all appropriate insurance policies now in force or hereafter obtained covering News Corporation and NAI, including, without limitation, insurance policies providing customary directors and officers insurance coverage. NAI will pay all expenses, including reasonable attorneys’ fees, actually incurred by the Executive in connection with or relating to any registration or other governmental filings made by News Corporation or NAI or to defending any claim, action, suit or proceeding (including any appeals thereof ran) alleged or brought by a third party (including but not limited to derivative actions to the extent such indemnification is legally permissible), arising out of or relating to the performance of this Agreement. If any such claim, action, suit or proceeding is brought or claim relating thereto made against the Executive in respect of which indemnity may be sought pursuant to the foregoing, the Executive shall promptly notify NAI in writing thereof, and News Corporation or NAI shall have the right to assume and control the defense thereof. In the event News Corporation or NAI assumes such defense, the Executive shall have the right to employ his own counsel as well at his own expense. Without limiting any other provision of this Agreement, this Section 12 shall survive the termination of expiration of this Agreement for any reason whatsoever.

13. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by registered mail or certified mail, return receipt requested, postage prepaid, to the last home address given by the Executive to NAI or to NAI at its New York City metropolitan area office or such other address as shall be furnished in writing by either party to the other; such notice or communication shall be deemed to have been given as of the date so mailed.

14. Construction. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

15. Severability. The conditions and provisions herein set forth shall be severable, and if any condition or provision or portion thereof shall be held invalid or unenforceable, then said conditions or provision shall not in any manner affect any other condition or provision and the remainder of this Agreement and every section thereof construed without regard to said invalid condition or provision, shall continue in full force and effect.

16. Assignment. Neither party shall have the right, subject to Section 11 hereof, to assign the Executive’s rights and obligations with respect to his actual employment duties without the prior consent of the other party.

17. Prior Agreements; Entire Agreement. This Agreement and the two letter agreements from News Corporation to the Executive, each dated March 1, 2000, relating to pension benefits, medical coverage, life insurance and stock options, constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and this Agreement supersedes and renders null and void the Prior Agreements and any and all prior oral or written agreements, understandings or commitments pertaining to the subject matter hereof. No waiver or modification of the terms or provisions hereof shall be valid unless in writing signed by the party so to be charged thereby and then only to the extent therein set forth.

IN WITNESS WHEREOF, the parties hereto have affixed their signatures as of the day and year first above written.

NEWS AMERICA INCORPORATED

By:
Arthur M. Siskind

As an inducement to the Executive to enter into the foregoing Restated Employment Agreement, the undersigned hereby guarantees full performance of all of the obligations of NAI and of any of their subsidiaries and divisions thereunder, waiving exhaustion of remedies, including, without limitation, obligations with respect to the election and/or designation of Executive as a director and officer to serve in the capacities and to have the duties set forth in Section 1 of the Agreement. This guarantee shall continue hereafter with respect to any amendments, modification, supplements or other changes made to or with respect to the foregoing Agreement.

NEWS CORPORATION

By: